MILLER AND LENTS, LTD.
                      INTERNATIONAL OIL AND GAS CONSULTANTS
                              TWENTY-SEVENTH FLOOR
                                 1100 LOUISIANA
                            HOUSTON, TEXAS 77002-5216

                                January 29, 1999

Ms. Debra D. Valice
Seitel, Inc.
50 Briar Hollow Lane, 7th Floor West
Houston, TX 77027

Dear Ms. Valice:

     The firm of Miller and Lents, Ltd., consents to the use of its name and to the incorporation by reference of its report dated March 26, 1998, regarding the DDD Energy, Inc., Proved Reserves and Future Net Revenue, as of January 1, 1998, SEC Case, in Seitel, Inc.'s Form S-3 Registration Statement.

     Miller and Lents, Ltd., has no interest in Seitel, Inc., or DDD Energy, Inc., or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Seitel, Inc., or DDD Energy, Inc. We are not employed by Seitel, Inc., on a contingent basis.

                                                          Yours very truly,

                                                          MILLER AND LENTS, LTD.

                                                          By: /s/ James A. Cole
                                                             -------------------
                                                          James A. Cole
                                                          Senior Vice President